Exhibit 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         GROUP TECHNOLOGIES CORPORATION

                                Three Months Ended        Six Months Ended
                                June 30,   July 2,       June 30,   July 2,
                                  1996       1995          1996       1995
                               ---------- ----------    ---------- ----------
Primary Earnings Per Share

Weighted averages shares
outstanding................... 16,220,629 15,689,879    16,092,887 15,674,879

Net effect of dilutive stock
options (based on treasury
method).......................  1,539,653          0       919,250          0
                               ---------- ----------    ---------- ----------
Total......................... 17,760,282 15,689,879    17,012,137 15,674,879
                               ========== ==========    ========== ==========

Net income (loss)............. $   58,000 $(779,000)    $   63,000 $(6,264,000)

Net income (loss) per
share......................... $     0.00 $   (0.05)    $     0.00 $    (0.40)



Fully Diluted Earnings Per Share

Weighted averages shares
outstanding................... 16,220,629 15,689,879    16,092,887 15,674,879

Net effect of dilutive stock
options (based on treasury
method).......................  1,539,653          0       919,250          0
                               ---------- ----------    ---------- ----------
Total......................... 17,760,282 15,689,879    17,012,137 15,674,879
                               ========== ==========    ========== ==========

Net income (loss)............. $   58,000 $(779,000)    $   63,000 $(6,264,000)

Net income (loss) per
share......................... $     0.00 $   (0.05)    $     0.00 $    (0.40)

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